Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145410 on Form S-8 of our report dated March 16, 2010 (July 14, 2010 as to Note 6 and 16), relating to the consolidated financial statements and financial statement schedules of Care Investment Trust Inc. and subsidiaries, and the effectiveness of Care Investment Trust Inc.’s internal control over financial reporting, appearing in Amendment No. 2 to the Annual Report on Form 10-K/A of Care Investment Trust Inc. and subsidiaries for the year ended December 31, 2009.

/S/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
July 14, 2010